Crystal Rock Holdings, Inc. Announces Financial Results for Its Fiscal Third Quarter Ended July 31, 2013

WATERTOWN, CT -- (Marketwired - September 16, 2013) - Crystal Rock Holdings, Inc. (NYSE MKT: CRVP) announced its financial results for its third quarter and first nine months of fiscal year 2013. These results will be filed on Form 10-Q with the Securities and Exchange Commission today.

  Total sales for the quarter ended July 31, 2013 decreased 1%, to $18.4 million from $18.5 million for the same quarter in fiscal 2012. Sales for the first nine months of the fiscal year were $52.7 million, a 1% decrease from the same period last year when sales were $53.3 million.
  Gross profit was $10.0 million in the third quarter of 2013, resulting in gross profit of $27.4 million for the first nine months. Both results were essentially the same as a year ago. Gross profit as a percentage of sales was 54% for the three months ending July 31, 2013 and 2012 but improved to 52% from 51% for the nine months ended the same time, respectively.
  Operating expenses decreased 4% in the third quarter of 2013, due to lower sales and administration costs despite higher route distribution costs. However, for the first nine months of the year, operating expenses increased 3% as a result of higher route distribution and administration costs. Higher route distribution costs for the quarter and year to date were attributable to increased staffing and vehicle costs while higher administration costs for the year to date were due to increased software implementation and maintenance in the first six months of the year despite a comparative decline in those costs in the most recent three months.
  Net income for the third quarter of 2013 was $884,000 compared to net income of $595,000 in the same quarter a year ago. Net income for the first nine months of the year was $327,000 compared to net income of $635,000 for the comparable period a year ago.

"Although our sales and general economic conditions remain flat, we are encouraged by reduction in operating expenses and growth of our net income," stated Peter Baker, President & CEO, Crystal Rock Holdings. "The result of our sales and operational efficiencies is a positive step as we support rapidly changing customer behaviors and confront ongoing competitive challenges in a mature, price-driven market. We remain committed to the long term goal of reshaping the business to support a more dynamic customer experience."

Crystal Rock Holdings, Inc. (NYSE MKT: CRVP), operating through its subsidiary Crystal Rock LLC, markets and distributes water, coffee, office supplies and other home and office refreshment products throughout the Northeast. The company is the largest independent home and office distributor of its kind in the United States. It bottles and distributes natural spring water under the Vermont Pure® brand, purified water with minerals added under the Crystal Rock® Waters label and roasts and packages coffee under its Cool Beans® brand. The majority of its sales are derived from a route distribution system that delivers water in 3- to 5-gallon reusable, recyclable bottles, and coffee in fractional packs or pods. With a new identity and the tagline, "Little Things Matter(SM)", Crystal Rock continues to set high standards in the home and office refreshment industry through technical innovation, a commitment to the environment, and the integration of its family roots into relationships with employees and customers. More information is available at crystalrock.com.

                         CRYSTAL ROCK HOLDINGS, INC.
                            Results of Operations

                                    (Unaudited)             (Unaudited)
                                Nine Months Ended:      Three Months Ended:
                              ----------------------  ----------------------
                               July 31,    July 31,    July 31,    July 31,
                                 2013        2012        2013        2012
                              ----------  ----------  ----------  ----------
(000's $)

Sales                         $   52,742  $   53,258  $   18,352  $   18,463

Income from operations        $    2,041  $    2,684  $    1,870  $    1,525

Net Income                    $      327  $      635  $      884  $      595

Basic net earnings per share  $     0.02  $     0.03  $     0.04  $     0.03
Diluted net earnings per
 share                        $     0.02  $     0.03  $     0.04  $     0.03

Basic Wgt. Avg. Shares Out.
 (000's)                          21,374      21,388      21,368      21,386
Diluted Wgt Avg. Shares Out.
 (000's)                          21,374      21,388      21,368      21,386

Note: This press release contains a forward-looking statement about executing a sales growth plan and increasing efficiency in logistics with respect to serving our customers. The following important factors could cause actual results to differ materially from those in the forward-looking statement: Increasing sales and accomplishing operating efficiencies requires a significant investment of money and management time and requires us to develop systems, such as online ordering and automated planning systems, to an extent we have not done previously. There is no assurance we can succeed in achieving either greater sales or efficiency. We have many competitors, and some are bigger and better capitalized than we are. To the extent that we try to grow business by acquisitions, we may experience difficulties integrating the acquired businesses or assets, or we may fail to realize synergistic savings that we had hoped to realize. Even if we establish a new product channel, it may not be profitable. In our Form 10-K Annual Report for the Fiscal Year ended October 31, 2012, the reader is directed to the section entitled "Products" and the discussion related to our Office Products line as well as the "Risk Factors" section where there is more information about this and other topics.

Contacts:
Peter Baker
CEO
860-945-0661 Ext. 3001

Bruce MacDonald
CFO
802-658-9112 Ext.15